EXHIBIT 14

LSI INDUSTRIES INC.

CODE OF ETHICS AND CONDUCT

ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 27, 2004

LSI Industries Inc. and its directors, officers and employees have committed to conduct LSI’s business in accordance with the highest ethical standards. This Code sets out the principles to which all directors, officers and employees of LSI are expected to adhere and advocate in meeting these standards. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to LSI, its investors and the public.

Conflicts of Interest

LSI’s directors, officers and employees have an obligation to promote the best interests of LSI at all times. They should avoid any action which may involve a conflict of interest with LSI. Directors, officers and employees should not have any undisclosed, unapproved financial or other business relationships with suppliers, customers or competitors of a magnitude or nature that could impair the independence of any judgment they may need to make on behalf of LSI. Conflicts of interest would also arise if a director, officer or employee, or a member of his or her family, receives improper payments or other personal benefits as a result of his or her position in LSI.

Directors, officers and employees must also avoid apparent conflicts of interest, which occur where a reasonable observer might assume there is a conflict of interest and, therefore, a loss of objectivity in their dealings on behalf of LSI.

Where conflicts of interest arise, directors, officers and employees must provide full disclosure of the circumstances and stand back from any related decision making process. Directors and officers shall provide full disclosure to LSI’s Audit Committee Chairman, and all other employees shall provide full disclosure to their immediate supervisor.

Corporate Opportunities

Directors, officers and employees shall not take for themselves any business opportunities that are discovered through the use of LSI property, information or position, use LSI property, information or position for personal gain, or compete with LSI. All directors, officers and employees owe a duty to LSI to advance its legitimate business interests when the opportunity to do so arises.

Fair Dealing

LSI bases its relationships with customers, suppliers, competitors and employees on fair practices. Accordingly, all directors, officers and employees of LSI should endeavor to deal

Code Of Ethics and Conduct

fairly with all customers, suppliers, competitors and employees of LSI. No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

Protection and Proper Use of LSI Assets

All directors, officers and employees must safeguard LSI property, whether it is a piece of equipment, an electronic file or confidential information. All directors, officers and employees should ensure that all LSI property is used in an efficient manner and for legitimate business purposes. Theft, carelessness and waste impact LSI’s profitability, and should be promptly reported.

Compliance with Laws

Directors, officers and employees of LSI must respect and follow and cause LSI to comply with all governmental laws, rules and regulations applicable to LSI’s business.

In addition all directors, officers and employees shall comply with LSI’s Insider Trading Policy.

Confidentiality

Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by LSI, except when disclosure is authorized or legally mandated. They should recognize that such information is the property of LSI and only the corporation may authorize its publication or use by others. Confidential information includes, but is not limited to, all non-public information that might be used by LSI’s competitors or be harmful to LSI or its customers, if disclosed. Officers shall inform subordinates, as appropriate, regarding the confidentiality of information acquired in the course of their work and monitor, as needed, to ensure that subordinates maintain that confidentiality.

Disclosure

LSI has an obligation to comply with all reporting requirements under the Securities Exchange Act of 1934 and Nasdaq listing requirements.

In accordance with LSI’s disclosure obligations, financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will be able to determine their significance and consequence quickly and accurately.

All financial officers shall communicate to executive management of LSI and to the accountants engaged to conduct an audit of LSI’s financial statements, all relevant information and professional judgments or opinions. The financial officers shall encourage open communication and full disclosure of financial information by all relevant employees.

Code Of Ethics and Conduct

Furthermore, any director, officer or employee in possession of material information must not disclose such information before its public disclosure and must take steps to ensure that LSI complies with its timely disclosure obligations.

All officers shall ensure that all relevant employees understand LSI’s open communication and full disclosure standards and processes. Further, all officers shall ensure that all employees are aware of LSI’s Policy on Employee Concerns Regarding Questionable Accounting or Auditing Matters which encourages employees to submit good faith concerns regarding LSI’s accounting, internal controls and auditing matters.

Compliance with Code of Ethics

If employees have knowledge or are suspicious of any noncompliance with any section of this Code or are concerned whether circumstances could lead to a violation of this Code, they should discuss the situation with their immediate supervisor who will bring it to the attention of the Chief Executive Officer. If the employee feels uncomfortable or otherwise believes it is inappropriate to discuss such matter with their immediate supervisor, then the employee may discuss the matter directly with the Audit Committee Chairman or leave an anonymous message with the Audit Committee Chairman by following the procedures in LSI’s Policy on Employee Concerns Regarding Questionable Accounting or Auditing Matters.

If directors and executive officers have knowledge or are suspicious of any noncompliance with any section of this Code or are concerned whether circumstances could lead to a violation of this Code, they should discuss the situation with the Audit Committee Chairman.

LSI will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any such violation or suspected violation.

Any waiver of this Code for directors, officers or employees may be made only by the Board of Directors and will be promptly disclosed as required by law.

Accountability for Adherence to the Code

All directors, officers and employees are responsible for abiding by this Code. This includes individuals responsible for the failure to exercise proper supervision and to detect and report a violation by their subordinates. Directors, officers and employees who violate the Code are subject to disciplinary action, up to and including dismissal.

Code Of Ethics and Conduct

Code of Ethical Conduct for Financial Managers

Attached hereto and made a part of this Code of Ethics and Conduct is a Code of Ethical Conduct for Financial Managers to be signed by all Financial Managers.

Important

This Code of Ethics and the policies described in it are not an employee contract. LSI does not create any contractual rights by issuing this Code of Ethics or the policies. This Code of Ethics does not limit the obligations of any employee under any existing non-compete, non-disclosure or other employment related agreements to which the employee is bound or LSI policies which cover the employee.

(Director or Officer)	Date

LSI Industries Inc.

Code of Ethical Conduct for Financial Managers

In my role as a finance manager of                                     , I recognize that financial managers hold an important and elevated role in corporate governance. I am uniquely capable and empowered to ensure that stakeholders’ interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which financial managers are expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the company, the public and other stakeholders.

I	certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct. To the best of my knowledge and ability:

1.	I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	I provide information that is accurate, complete, objective, relevant, timely and understandable.

3.	I will ensure that all financial statements provided by me or my staff to colleagues in my company and to LSI Industries are prepared in compliance with U.S. GAAP (generally accepted accounting principles) and with policies and guidelines of LSI Industries.

4.	I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

5.	I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

6.	I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work remains confidential and is not used for personal advantage.

7.	I share knowledge and maintain skills important and relevant to my professional position.

8.	I proactively promote ethical behavior in my accounting staff and throughout my company as a responsible partner among peers in my work environment and community.

9.	I achieve responsible use of and control over all assets and resources employed or entrusted to me.

10.	I have read and will comply with LSI’s Code of Ethics and Conduct.

(Printed Name)	(Title)

(Signature)	(Date)

Copies to:
Ronald S. Stowell (VP, CFO & Treasurer)
LSI Industries Inc. Audit Committee
Personnel File